SECOND AMENDMENT TO AQUA AMERICA, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
FOR NICHOLAS DEBENEDICTIS

(As Amended and Restated Effective January 1, 2008)

WHEREAS, Aqua America, Inc. (the “Company”) maintains the Aqua America, Inc. Supplemental Executive Retirement Plan for Nicholas DeBenedictis (the “Plan”); and

WHEREAS, the Company and Nicholas DeBenedictis have entered into an Employment Agreement; and

WHEREAS, Nicholas DeBenedictis (the “Participant”) made the one-time irrevocable election, pursuant to and in accordance with Section 2.3(d), to transfer his benefit hereunder to the Aqua America, Inc. Executive Deferral Plan; and

WHEREAS, the Company desires to amend the Plan in accordance with such Employment Agreement to increase the benefit to be transferred to the Aqua America, Inc. Executive Deferral Plan for payment to the Participant’s Surviving Spouse in the event of the Participant’s Separation from Service due to death after age 55 and to clarify Section 2.5;

NOW, THEREFORE, effective immediately, the Plan is hereby amended to read as follows:

1. Section 1.19 is hereby amended to read as follows:

1.19 “Surviving Spouse Benefit” means, except as otherwise provided in Section 2.3(d), the survivor annuity payable to the Surviving Spouse determined as if the Participant had retired on the later of the day prior to his death or on the date of his earliest retirement age (having survived to such date), with an immediate joint and 75% survivor annuity. A Surviving Spouse Benefit shall be determined in the form of a single life annuity (based on such 75% survivor annuity) for the life of the Surviving Spouse commencing on the later of the Participant’s date of death or earliest retirement age. Earliest retirement age shall have the same meaning as under the Retirement Plan.

2. Section 2.3(d) is hereby amended by adding a sentence at the end thereof to read as follows:

Notwithstanding the foregoing, or any other provision of this Plan to the contrary, in the event of the Participant’s Separation from Service due to death after age 55, the Supplemental Excess Surviving Spouse Benefit to be transferred to the Aqua America, Inc. Executive Deferral Plan shall be an amount equal to the actuarial equivalent present value of the Supplemental Excess Benefit that would have been transferred to such Executive Deferral Plan had the Participant retired on the day prior to the day of his death.

3. Section 2.5 is hereby amended for clarification purposes by adding a sentence at the end thereof to read as follows:

For avoidance of doubt, the Supplemental Excess Benefit as of any date after the Participant’s Normal Retirement Date shall be the greater of (i) the Supplemental Excess Benefit as of the Participant’s Normal Retirement Date increased by one-half of one percent (1/2%) per month, as set forth under the Retirement Plan for the period from his Normal Retirement Date to the date of determination or (ii) the Supplemental Excess Benefit calculated as of the date of determination.

IN WITNESS WHEREOF, Aqua America, Inc. has caused this Amendment to be duly executed, under seal, this 31st day of       January     , 2010.

AQUA AMERICA, INC.

/s/ Maria Gordiany—	By: /s/ Roy H. Stahl—

Assistant Secretary	Chief Administrative Officer, General Counsel and Secretary

[Corporate Seal]